For Immediate Release
The J. M. Smucker Company Announces Third Quarter Results
•	Q3 net sales increase 9 percent; volume up 3 percent
•	EPS down 3 percent in Q3 due to restructuring charges; EPS up 9 percent excluding restructuring charges
•	Free cash flow exceeds $325 million in Q3 to record amount
•	Company updates 2011 outlook

ORRVILLE, Ohio, February 17, 2011 —The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2011, of its 2011 fiscal year.

Executive Summary

	Three Months Ended January 31,			Nine Months Ended January 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,312.4	$1,205.9	9%	$3,638.6	$3,536.2	3%
Operating income	$213.0	$209.9	1%	$618.2	$609.9	1%
% of net sales	16.2%	17.4%		17.0%	17.2%
Net income:
Income	$132.0	$135.5	(3)%	$384.6	$373.5	3%
Income per diluted share	$1.11	$1.14	(3)%	$3.23	$3.14	3%
EBITDA	$275.3	$257.4	7%	$795.9	$745.8	7%

•
Non-GAAP income per diluted share was $1.27 and $1.17 for the third quarters of 2011 and 2010, an increase of 9 percent, and $3.69 and $3.30 for the first nine months of 2011 and 2010, an increase of 12 percent, respectively.

•
Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.16 and $0.03 per diluted share, in the third quarters of 2011 and 2010, and $0.46 and $0.16 in the first nine months of 2011 and 2010, respectively.

•	Both reported and non-GAAP results for the third quarters of 2011 and 2010 include the impact of noncash impairment charges of $17.2 million and $9.8 million, respectively.

“We continue to deliver solid earnings and sales growth in a dynamic consumer environment,” commented Richard Smucker, Executive Chairman and Co-Chief Executive Officer.   “These strong results reflect our disciplined approach to managing our business, the ongoing investments in the equity of our brands, and the benefit of a cultural commitment to making the highest-quality products.”

“Our team continues to drive results, including volume growth and strong cash flow which have enabled us to repurchase over three percent of outstanding shares and declare a 10 percent quarterly dividend increase,” added Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “As we navigate through an uncertain commodity cost environment, we expect to continue to drive financial results by maintaining our balanced approach to pricing, market share growth, and profitability.”

Net Sales

	Three Months Ended January 31,				Nine Months Ended January 31,
	2011	2010	Increase (Decrease)%		2011	2010	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,312.4	$1,205.9	$106.5	9%	$3,638.6	$3,536.2	$102.4	3%
Adjust for certain noncomparable items:
Divestitures	-	(13.4)	13.4	1%	-	(35.4)	35.4	1%
Foreign exchange	(5.0)	-	(5.0)	0%	(16.6)	-	(16.6)	(1)%
Net sales, excluding divestitures and foreign exchange	$1,307.4	$1,192.5	$114.9	10%	$3,622.0	$3,500.8	$121.2	3%

Net sales in the third quarter of 2011 increased $106.5 million, or 9 percent, compared to the third quarter of 2010, and increased 10 percent, excluding the impact of the 2010 potato products divestiture and foreign exchange.  Overall volume increased 3 percent as solid gains were realized in Crisco® oils, Jif® peanut butter, Smucker’s® fruit spreads, Dunkin’ Donuts® packaged coffee, and natural foods beverages.  The net impact of pricing contributed approximately 4 percent to net sales and the overall impact of sales mix was favorable.

Margins

	Three Months Ended January 31,		Nine Months Ended January 31,
	2011	2010	2011	2010
	(% of net sales)

Gross profit	36.1%	38.0%	37.9%	38.4%
Selling, distribution, and administrative expenses:
Marketing	5.2%	5.7%	5.8%	6.4%
Selling	3.2%	3.2%	3.2%	3.3%
Distribution	3.0%	3.3%	3.2%	3.3%
General and administrative	4.9%	5.6%	5.4%	5.3%
	16.3%	17.8%	17.6%	18.3%

Amortization	1.4%	1.5%	1.5%	1.6%
Impairment charges	1.3%	0.8%	0.5%	0.3%
Other restructuring and merger and integration costs	0.9%	0.4%	1.2%	0.8%
Other operating expense - net	0.0%	0.1%	0.1%	0.2%
Operating Income	16.2%	17.4%	17.0%	17.2%

Gross profit increased $16.1 million in the third quarter of 2011, compared to 2010, as the increase in net sales offset the impact of overall higher raw material costs and $16.9 million of special project costs included in cost of products sold.  Excluding special project costs, gross profit increased $33.0 million, or 7 percent, yet decreased as a percent of net sales from 38.0 percent in the third quarter of 2010, to 37.4 percent in the third quarter of 2011.  Raw material cost increases were most significant for green coffee, milk, sugar, and soybean oil, and more than offset lower costs for peanuts.  Coffee price increases taken earlier in the year offset higher green coffee cost and contributed to the gross profit increase in the third quarter of 2011, but did not result in an overall gross margin gain.  Gross margin was further impacted by price declines taken on oils during the second quarter in response to competitive dynamics.

Selling, distribution, and administrative expenses in the third quarter of 2011, were flat compared to 2010, and decreased as a percentage of net sales from 17.8 percent to 16.3 percent.  Marketing and distribution expenses for the third quarter of 2011 both decreased 1 percent, compared to 2010, while selling expenses increased approximately 7 percent related to the increase in net sales.  General and administrative expenses decreased 3 percent over the same period.

Operating income increased $3.1 million, or 1 percent, in the third quarter of 2011, compared to 2010, despite an overall increase in special project costs of approximately $23.3 million.  Excluding the impact of special project costs in both periods, operating income increased $26.4 million, or 12 percent, and improved from 17.8 percent of net sales in 2010, to 18.4 percent in 2011.  Additionally, noncash impairment charges of $17.2 million and $9.8 million, primarily related to the Europe’s Best® intangible assets in Canada, reduced the Company’s overall operating margin by 1.3 and 0.8 percentage points in the third quarters of 2011 and 2010, respectively.

Interest and Income Taxes
Interest expense increased $3.9 million during the third quarter of 2011, compared to 2010, primarily due to higher average debt outstanding.

Income taxes increased $2.1 million in the third quarter of 2011, compared to 2010.  The effective tax rate was 32.6 percent in the third quarter of 2011 and 31.3 percent in the third quarter of 2010.  The effective tax rate for the first nine months of 2011 was 32.2 percent, compared to 33.7 percent for the same period in 2010.

Segment Performance

	Three Months Ended January 31,			Nine Months Ended January 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee Market	$554.7	$471.5	18%	$1,425.5	$1,282.8	11%
U.S. Retail Consumer Market (1)	273.5	273.8	(0)%	825.4	854.9	(3)%
U.S. Retail Oils and Baking Market	253.3	244.2	4%	706.7	742.5	(5)%
Special Markets	230.8	216.5	7%	680.9	656.0	4%

Segment profit:
U.S. Retail Coffee Market	$158.1	$132.6	19%	$419.1	$375.6	12%
U.S. Retail Consumer Market	72.2	66.2	9%	217.9	202.8	7%
U.S. Retail Oils and Baking Market	31.5	35.9	(12)%	95.0	107.0	(11)%
Special Markets (2)	28.3	30.7	(8)%	112.6	97.4	16%

Segment profit margin:
U.S. Retail Coffee Market	28.5%	28.1%		29.4%	29.3%
U.S. Retail Consumer Market	26.4%	24.2%		26.4%	23.7%
U.S. Retail Oils and Baking Market	12.4%	14.7%		13.4%	14.4%
Special Markets	12.3%	14.2%		16.5%	14.8%

(1)	Net sales comparability for the U.S. Retail Consumer Market is impacted by the potato products divestiture in March 2010.
(2)
Segment profit for Special Markets includes impairment charges of $17.2 million for the three months and nine months ended January 31, 2011, and $7.3 million for the three months and nine months ended January 31, 2010.

While the Company’s four reportable segments remain the same for 2011, the calculation of segment profit was modified at the beginning of 2011 to include intangible asset amortization and impairment charges related to segment assets, along with certain other items in each of the segments.  These items were previously considered corporate expenses and were not allocated to the segments.  This change more accurately aligns the segment financial results with the responsibilities of segment management, most notably in the area of intangible assets.  Fiscal 2010 segment profit has been recalculated to be consistent with the current methodology.

U.S. Retail Coffee Market
The U.S. Retail Coffee Market segment net sales increased 18 percent in the third quarter of 2011, compared to the third quarter of 2010.  Through the third quarter, price increases totaling 13 percent were taken during 2011 to cover rising green coffee costs.  The impact of these price increases, and favorable sales mix more than offset a 2 percent volume decline.  The introduction of Folgers Gourmet Selections® and Millstone® K-Cups® offerings earlier in the fiscal year added approximately 4 percent to U.S. Retail Coffee Market segment net sales in the third quarter of 2011.  Volume decreased 3 percent for the Folgers® brand while Dunkin’ Donuts® packaged coffee increased 8 percent in the third quarter of 2011, compared to 2010.

U.S. Retail Coffee Market segment profit increased 19 percent in the third quarter of 2011, compared to the third quarter of 2010.  Green coffee costs were significantly higher in the third quarter of 2011, compared to the third quarter of 2010, but were offset by previously announced price increases and favorable sales mix.  Promotional spending was up for the third quarter of 2011 compared to 2010, but at an overall lower rate during the Fall Bake and Holiday period while marketing expenses decreased.  As a result, segment profit margin was 28.5 percent in 2011, compared to 28.1 percent in 2010.   The Company expects to recognize higher green coffee costs in the fourth quarter and, as a result, announced a 10 percent price increase in early February.

U.S. Retail Consumer Market
The U.S. Retail Consumer Market segment net sales increased 5 percent while volume increased 7 percent, excluding the effect of potato products divested in the fourth quarter of 2010.  Net sales include the impact of a peanut butter price reduction of 5 percent taken earlier in the fiscal year.  Volume gains were realized in Jif® peanut butter, Smucker’s® fruit spreads, and Hungry Jack® pancake mixes and syrup.  Reported segment net sales were flat and volume increased 3 percent, respectively, for the third quarter of 2011, compared to the third quarter of 2010, reflecting the divested potato products.

The U.S. Retail Consumer Market segment profit increased 9 percent for the third quarter of 2011, compared to the third quarter in 2010, due to a decrease in supply chain and certain raw material costs, primarily peanuts.  These more than offset a 5 percent increase in segment marketing expense during the third quarter of 2011.  Segment profit margin for the quarter improved significantly from 24.2 percent in the third quarter of 2010, to 26.4 percent in 2011.

U.S. Retail Oils and Baking Market
Net sales and volume in the U.S. Retail Oils and Baking Market segment increased 4 percent and 3 percent, respectively, for the third quarter of 2011, compared to 2010.  Net sales for the Crisco® brand increased 14 percent, on volume gains of 27 percent in the third quarter of 2011, compared to 2010, reflecting the impact of the price decline taken earlier in the fiscal year.  While net sales were flat, Pillsbury® baking volume declined 9 percent resulting from a combination of planned reductions in lower-margin products, and a continuing competitive and promotional environment.  Volume also declined in branded canned milk in the third quarter of 2011, compared to 2010.

The U.S. Retail Oils and Baking Market segment profit decreased 12 percent for the third quarter of 2011, compared to the third quarter of 2010, reflecting the pricing actions taken in response to competitive dynamics.  Also, higher costs were realized for milk, sugar, and soybean oil.  Segment profit margin decreased from 14.7 percent in the third quarter of 2010, to 12.4 percent in 2011.

Special Markets
Net sales in the Special Markets segment increased 7 percent in the third quarter of 2011, compared to 2010.  Excluding foreign exchange, net sales increased 4 percent over the same time period.  Volume increased 7 percent in the third quarter of 2011, compared to 2010, driven by gains in the natural foods, pickles, baking, and coffee categories.

Special Markets segment profit decreased 8 percent and profit margin declined to 12.3 percent from 14.2 percent for the third quarter of 2011, compared to 2010.  Impairment charges of $17.2 million related to Europe’s Best® intangible assets in Canada were recorded in the third quarter of 2011, compared to $7.3 million in the third quarter of 2010.  The incremental charge of $9.9 million reduced segment profit margin by 4.2 percentage points.

Other Financial Results and Measures
Cash provided by operations was $374.8 million for the third quarter of 2011, compared to $323.8 million in the third quarter of 2010, reflecting the completion of the Company’s key promotional periods.  The significant cash generated in the third quarter of 2011 is consistent with the Company’s expectations, whereby, cash provided by operations in the second half of the fiscal year typically exceeds the amount in the first half of the year, upon completion of the Company’s key Fall Bake and Holiday promotional periods.

During the third quarter of 2011, the Company completed the repurchase of 3.7 million common shares available under previous Board of Directors’ authorizations utilizing $240.0 million of cash on hand.  In January 2011, the Board of Directors authorized up to an additional five million common shares, all of which remain available for repurchase.

For the third quarter of 2011, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $275.3 million, or 21.0 percent of net sales, compared to $257.4 million, or 21.3 percent of net sales, in the third quarter of 2010, an increase of 7 percent.  For the first nine months of 2011, EBITDA was $795.9 million, or 21.9 percent of net sales, compared to $745.8 million, or 21.1 percent of net sales, for the first nine months of 2010, also an increase of 7 percent.

Outlook
For fiscal 2011, net sales are expected to increase 4 percent compared to the prior year.  The increase from the Company’s previous expectation reflects further price increases taken during the third quarter.  Non-GAAP income per diluted share is expected to range from $4.60 to $4.65.  This range includes the impact of third quarter impairment charges of $0.10 per diluted share, but excludes special project costs of $0.65 to $0.70 per diluted share.  Previously the range was $4.55 to $4.65, excluding special project costs of $0.70 to $0.75 per diluted share.  The additional five million common shares authorized for repurchase have not been factored into this range.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, February 17, 2011 at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4716986, and will be available until Thursday, February 24, 2011.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and impairment charges;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date period is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.  Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004.  For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation® is a trademark of Société des Produits Nestlé S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC, used under license.  Borden® and Elsie are trademarks used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores.  This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;
•
risks associated with hedging, derivative, and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;
•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;

•	the impact of new or changes to existing governmental laws and regulations or their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Sonal Robinson
Vice President, Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,312,351	$1,205,939	9%	$3,638,576	$3,536,210	3%
Cost of products sold	821,086	747,635	10%	2,222,681	2,179,627	2%
Cost of products sold - restructuring	16,851	-	n/m	38,376	-	n/m
Gross Profit	474,414	458,304	4%	1,377,519	1,356,583	2%
Gross margin	36.1%	38.0%		37.9%	38.4%

Selling, distribution, and administrative expenses	214,325	214,411	(0)%	640,407	648,573	(1)%
Amortization	18,515	18,570	(0)%	55,513	55,259	0%
Impairment charges	17,155	9,807	75%	17,155	9,807	75%
Merger and integration costs	2,746	4,672	(41)%	8,175	29,296	(72)%
Other restructuring costs	8,414	-	n/m	34,863	-	n/m
Other operating expense – net	297	978	(70)%	3,241	3,742	(13)%
Operating Income	212,962	209,866	1%	618,165	609,906	1%
Operating margin	16.2%	17.4%		17.0%	17.2%

Interest income	779	310	151%	1,784	2,367	(25)%
Interest expense	(18,132)	(14,236)	27%	(53,176)	(50,660)	5%
Other income – net	170	1,221	(86)%	487	1,784	(73)%
Income Before Income Taxes	195,779	197,161	(1)%	567,260	563,397	1%
Income taxes	63,784	61,682	3%	182,658	189,865	(4)%
Net Income	$131,995	$135,479	(3)%	$384,602	$373,532	3%

Net income per common share	$1.12	$1.14	(2)%	$3.23	$3.14	3%

Net income per common share– assuming dilution	$1.11	$1.14	(3)%	$3.23	$3.14	3%

Dividends declared per common share	$0.44	$0.35	26%	$1.24	$1.05	18%

Weighted-average shares outstanding	118,331,034	119,069,183	(1)%	119,047,986	118,896,672	0%
Weighted-average shares outstanding – assuming dilution	118,434,280	119,216,915	(1)%	119,172,388	119,021,196	0%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2011	April 30, 2010
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$549,583	$283,570
Trade receivables	289,548	238,867
Inventories	735,275	654,939
Marketable securities	38,599	-
Other current assets	76,055	46,254
Total Current Assets	1,689,060	1,223,630

Property, Plant, and Equipment, Net	841,067	858,313

Other Noncurrent Assets:
Goodwill	2,808,684	2,807,730
Other intangible assets, net	2,955,305	3,026,515
Other noncurrent assets	64,632	58,665
Total Other Noncurrent Assets	5,828,621	5,892,910
	$8,358,748	$7,974,853

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$174,882	$179,509
Current portion of long-term debt	-	10,000
Other current liabilities	247,875	289,388
Total Current Liabilities	422,757	478,897

Noncurrent Liabilities:
Long-term debt, net of current portion	1,300,000	900,000
Other noncurrent liabilities	1,272,690	1,269,636
Total Noncurrent Liabilities	2,572,690	2,169,636

Shareholders' Equity	5,363,301	5,326,320
	$8,358,748	$7,974,853

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2011	2010	2011	2010
	(Dollars in thousands)

Operating Activities
Net income	$131,995	$135,479	$384,602	$373,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,829	27,741	83,475	78,889
Depreciation - restructuring	16,823	-	38,263	-
Amortization	18,515	18,570	55,513	55,259
Impairment charges	17,155	9,807	17,155	9,807
Share-based compensation expense	5,718	5,698	17,986	18,796
Other noncash restructuring charges	1,619	-	6,986	-
Loss on sale of assets - net	784	1,267	1,811	2,888
Working capital	155,396	125,200	(211,411)	(27,597)
Net Cash Provided by Operating Activities	374,834	323,762	394,380	511,574

Investing Activities
Additions to property, plant, and equipment	(49,060)	(23,231)	(111,133)	(112,664)
Purchases of marketable securities	(18,600)	-	(75,637)	-
Sale and maturities of marketable securities	28,100	-	37,100	13,519
Other - net	4,553	(2)	4,903	(820)
Net Cash Used for Investing Activities	(35,007)	(23,233)	(144,767)	(99,965)

Financing Activities
Repayments of long-term debt	-	(200,000)	(10,000)	(275,000)
Repayment of bank note payable	-	(350,000)	-	(350,000)
Proceeds from long-term debt	-	-	400,000	-
Quarterly dividends paid	(47,732)	(41,593)	(143,065)	(124,586)
Purchase of treasury shares	(242,182)	(206)	(247,329)	(5,431)
Other - net	10,386	6,075	14,962	8,033
Net Cash (Used for) Provided by Financing Activities	(279,528)	(585,724)	14,568	(746,984)
Effect of exchange rate changes	1,821	1,048	1,832	4,243
Net increase (decrease) in cash and cash equivalents	62,120	(284,147)	266,013	(331,132)
Cash and cash equivalents at beginning of period	487,463	409,708	283,570	456,693
Cash and cash equivalents at end of period	$549,583	$125,561	$549,583	$125,561

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Gross profit before restructuring and merger and integration costs (1)	$491,265	$458,304	$1,415,895	$1,356,583
% of net sales	37.4%	38.0%	38.9%	38.4%

Operating income before restructuring and merger and integration costs (2)	$240,973	$214,538	$699,579	$639,202
% of net sales	18.4%	17.8%	19.2%	18.1%

Income before restructuring and merger and integration costs: (3)
Income	$150,880	$138,896	$439,801	$392,955

Income per common share — assuming dilution	$1.27	$1.17	$3.69	$3.30

(1) Reconciliation to gross profit:
Gross profit	$474,414	$458,304	$1,377,519	$1,356,583
Cost of products sold - restructuring	16,851	-	38,376	-
Gross profit before restructuring and merger and integration costs	$491,265	$458,304	$1,415,895	$1,356,583

(2) Reconciliation to operating income:
Operating income	$212,962	$209,866	$618,165	$609,906
Merger and integration costs	2,746	4,672	8,175	29,296
Cost of products sold - restructuring	16,851	-	38,376	-
Other restructuring costs	8,414	-	34,863	-
Operating income before restructuring and merger and integration costs	$240,973	$214,538	$699,579	$639,202

(3) Reconciliation to net income:
Income before income taxes	$195,779	$197,161	$567,260	$563,397
Merger and integration costs	2,746	4,672	8,175	29,296
Cost of products sold - restructuring	16,851	-	38,376	-
Other restructuring costs	8,414	-	34,863	-

Income before income taxes, restructuring, and merger and integration costs	223,790	201,833	648,674	592,693
Income taxes, as adjusted	72,910	62,937	208,873	199,738
Income before restructuring and merger and integration costs	$150,880	$138,896	$439,801	$392,955

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Income before restructuring, merger and integration costs, and impairment charges: (4)
Income	$162,511	$145,398	$451,432	$399,457

Income per common share — assuming dilution	$1.37	$1.22	$3.79	$3.36

Earnings before interest, taxes, depreciation, and amortization (5)	$275,299	$257,398	$795,903	$745,838
% of net sales	21.0%	21.3%	21.9%	21.1%

Free cash flow (6)	$325,774	$300,531	$283,247	$398,910

(4) Reconciliation to net income:
Income before income taxes	$195,779	$197,161	$567,260	$563,397
Merger and integration costs	2,746	4,672	8,175	29,296
Cost of products sold - restructuring	16,851	-	38,376	-
Other restructuring costs	8,414	-	34,863	-
Impairment charges	17,155	9,807	17,155	9,807
Income before income taxes, restructuring, merger and integration costs, and impairment charges	240,945	211,640	665,829	602,500
Income taxes, as adjusted	78,434	66,242	214,397	203,043
Income before restructuring, merger and integration costs, and impairment charges	$162,511	$145,398	$451,432	$399,457

(5) Reconciliation to net income:
Income before income taxes	$195,779	$197,161	$567,260	$563,397
Interest income	(779)	(310)	(1,784)	(2,367)
Interest expense	18,132	14,236	53,176	50,660
Depreciation	26,829	27,741	83,475	78,889
Depreciation - restructuring	16,823	-	38,263	-
Amortization	18,515	18,570	55,513	55,259
Earnings before interest, taxes, depreciation, and amortization	$275,299	$257,398	$795,903	$745,838
Merger and integration costs	2,746	4,672	8,175	29,296
Other cost of products sold - restructuring (7)	28	-	113	-
Other restructuring costs	8,414	-	34,863	-
Share-based compensation expense	4,495	4,631	14,803	14,452
Adjusted earnings before interest, taxes, depreciation, and amortization	$290,982	$266,701	$853,857	$789,586
% of net sales	22.2%	22.1%	23.5%	22.3%

(6) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$374,834	$323,762	$394,380	$511,574
Additions to property, plant, and equipment	(49,060)	(23,231)	(111,133)	(112,664)
Free cash flow	$325,774	$300,531	$283,247	$398,910

(7)    Excludes accelerated depreciation charges included in cost of products sold - restructuring.

The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and impairment charges; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2011	2010	2011	2010
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee Market	$554,667	$471,463	$1,425,524	$1,282,794
U.S. Retail Consumer Market	273,549	273,837	825,388	854,929
U.S. Retail Oils and Baking Market	253,335	244,175	706,729	742,487
Special Markets	230,800	216,464	680,935	656,000
Total net sales	$1,312,351	$1,205,939	$3,638,576	$3,536,210

Segment profit:
U.S. Retail Coffee Market	$158,093	$132,617	$419,074	$375,634
U.S. Retail Consumer Market	72,242	66,178	217,946	202,813
U.S. Retail Oils and Baking Market	31,515	35,919	94,956	106,997
Special Markets	28,293	30,686	112,571	97,383
Total segment profit	$290,143	$265,400	$844,547	$782,827
Interest income	779	310	1,784	2,367
Interest expense	(18,132)	(14,236)	(53,176)	(50,660)
Share-based compensation expense	(4,495)	(4,631)	(14,803)	(14,452)
Merger and integration costs	(2,746)	(4,672)	(8,175)	(29,296)
Cost of products sold - restructuring	(16,851)	-	(38,376)	-
Other restructuring costs	(8,414)	-	(34,863)	-
Corporate administrative expense	(44,675)	(46,231)	(130,165)	(129,173)
Other income - net	170	1,221	487	1,784
Income before income taxes	$195,779	$197,161	$567,260	$563,397

Segment profit margin:
U.S. Retail Coffee Market	28.5%	28.1%	29.4%	29.3%
U.S. Retail Consumer Market	26.4%	24.2%	26.4%	23.7%
U.S. Retail Oils and Baking Market	12.4%	14.7%	13.4%	14.4%
Special Markets	12.3%	14.2%	16.5%	14.8%